EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of December 2, 2008 (the “Effective Date”), by and between Asianada, Inc., a Delaware corporation and its affiliates and/or subsidiaries (the “Company”), and Jeffrey A. Schwartz (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

Recitals

A. The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until December 2, 2011 (the “Term”), unless terminated earlier in accordance with Section 4 herein. On the last day of the Term, the Executive shall immediately resign from all positions with the Company.

1.2 Title. The Executive shall have the title of Chief Executive Officer and Chairman of the Board of Directors and Executive shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe. The Executive shall report directly to the Company’s Board of Directors.

1.3 Duties. (i) During the Term, the Executive shall devote the Executive’s full working time and attention and use the Executive’s best efforts and skill to further the interests of the Company. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the positions of Chief Executive Officer and Chairman of the Board of Directors, consistent with the bylaws of the Company and as required by the Company’s Board of Directors.

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(ii) Notwithstanding the foregoing, the Company acknowledges that Executive may: (A) engage in the activities set forth on Schedule 1.3 attached hereto; (B)  pursue business opportunities that are not competitive with the Company’s business, provided, however, that prior to pursuing any such opportunity (1) the Executive discloses to the Company the terms and conditions of such business opportunity that Executive wishes to pursue, and (2) the Company waives its right to pursue such business opportunity; and (C) serve on other boards of directors or civic, professional or charitable boards or committees, provided, however, that (1) any such service is not in conflict with Executive’s primary responsibilities and obligations to the Company and (2) the Board of Directors of the Company provides its prior consent to any such service on other boards of directors or civic, professional or charitable boards or committees.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by the written policies and practices established by the Company and its Board of Directors and in effect from time to time. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s employee handbook or general employment policy memorandum to its employees, if any, then this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices, located in Los Angeles, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Covenant Not to Compete. Except with the prior written and signed consent of the Company’s President or other executive officer (other than Executive) the Executive will not, during the Term of this Agreement, and any period during which the Executive is receiving compensation or any other consideration from the Company, including severance pay pursuant to Section 4.4.3 herein, engage in competition with the Company or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing and marketing the products or services which are in the same field of use, or which otherwise compete with the products or services or proposed products or services of the Company.

2.2 Agreement Not to Participate in Company’s Competitors. During the Term of this Agreement, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Ownership by the Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the NASDAQ Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary; Discretionary Bonus. (i) The Company shall pay the Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (the “Base Salary”), less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Any Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

(ii) In addition to the Base Salary, the Company may pay you a bonus on terms and conditions, and pursuant to the sole discretion, established by the Board of Directors of the Company (any such bonus, the “Bonus”). Any such Bonus will be determined by the Board of Directors of the Company and then, if applicable, paid by the Company prior to February 15 of each calendar year during which the Executive remains employed by the Company.

3.2 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.3 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees. Additionally, Company will reimburse Executive for any COBRA premiums and costs for health insurance coverage, that he maintains and that is in effect after the Effective Date, until the first day the Executive is covered under Company’s health benefit plan. Company will not reimburse Executive for any COBRA premiums and costs for health insurance that is or was in effect prior to the Effective Date. The maximum amount Company will reimburse Executive for COBRA premiums and costs for each calendar year is $12,000.

4.	TERMINATION.

4.1 Termination By the Company. The Executive’s employment with the Company may be terminated under the following conditions:

4.1.1 Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 4.5.1).

4.1.2 For Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined in Section 4.5.3) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 8 below.

4.1.3 Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason by delivery of written notice of such termination to the Executive. Any notice of termination given pursuant to this Section 4.1.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 8 below.

4.2 Termination By The Executive. The Executive may terminate the Executive’s employment with the Company under the following conditions:

4.2.1 Good Reason. The Executive may terminate the Executive’s employment under this Agreement for “Good Reason” (as defined below in Section 4.5.2) by delivery of written notice to the Company specifying the “Good Reason” relied upon by the Executive for such termination, provided that such notice is delivered within one (1) month following the occurrence of any event or events constituting Good Reason and that Executive has provided the Company a minimum of thirty (30) days written notice and an opportunity to cure the event which constitutes “Good Reason.”

4.2.2 Without Good Reason. The Executive may terminate Executive’s employment hereunder for other than “Good Reason” upon fourteen (14) days written notice to the Company.

4.3 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.4 Compensation Upon Termination.

4.4.1 Death or Complete Disability. If the Executive’s employment shall be terminated by death or Complete Disability as provided in Section 4.5.1, the Company shall pay the Executive’s accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination to Executive and/or Executive’s heirs, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.

4.4.2 Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause (based upon the affirmative vote of a majority of directors of the Board of Directors of the Company), or if the Executive terminates employment hereunder without Good Reason, the Company shall pay the Executive’s accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.4.3 Without Cause or Good Reason. If the Executive shall terminate the Executive’s employment with the Company for Good Reason or the Company shall terminate the Executive’s employment without Cause, then upon the Executive’s furnishing to the Company an executed release and waiver of claims, the Executive shall be entitled to the following:

(i) the Executive’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings; and

(ii) continuation of the Executive’s annual Base Salary in effect at the time of termination for a period of the lesser of (A) the number of months then left on the Term and (B) 12 months, payable in monthly installments after the Termination Date, subject to standard deductions and withholdings. The foregoing notwithstanding, any income earned by Executive from any source during the period following the termination of Executive’s employment shall offset the salary continuation obligation contained in this Section 4.4.3.

4.4.4 Covenant Not to Compete. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Section 4.4, the Company’s obligations, and the Executive’s rights, pursuant to Section 4.4.3 shall cease and be rendered a nullity immediately should the Executive violate the provision of Section 2.2 herein, or should the Executive violate the terms and conditions of the Executive’s Proprietary Information Agreement.

4.4.5 Termination of Obligations. In the event of the termination of the Executive’s employment hereunder and pursuant to this Section 4, the Company shall have no obligation to pay Executive any Base Salary or other compensation or benefits, except as provided in this Section 4 or for benefits due to the Executive (and/or, if applicable, the Executive’s dependents under the terms of the Company’s benefit plans). Executive acknowledges and agrees that upon termination (for any reason) the Company may offset amounts Executive owes it or its affiliates or subsidiaries against any amount it owes Executive pursuant to this Section 4.4.

4.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.5.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board of Directors of the Company, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least seventy-five (75) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board of Directors of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.5.2 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i) the Company’s material breach of its obligations under this Agreement;

(ii) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform all of the terms and conditions of this Agreement; or

(iii) if there occurs a ‘Change in Control’ (as defined below) and there is any change in the material duties or responsibilities which are substantially inconsistent with the Executive’s title, position or responsibilities, or any material diminution in the scope of the Executive’s responsibilities or authority.

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4.5.3 For Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:

(i) the Executive’s failure to satisfactorily perform the Executive’s job duties under this Agreement;

(ii) failure by the Executive to comply with all material applicable laws in performing the Executive’s job duties or in directing the conduct of the Company’s business;

(iii) failure by the Executive to follow the Company’s policies and procedures;

(iv) commission by the Executive of any felony or intentionally fraudulent or other act against the Company, or its affiliates, subsidiaries, employees, agents, representatives or clients which demonstrates the Executive’s untrustworthiness or lack of integrity;

(v) the Executive’s failure to maintain any license required to perform the duties contemplated under this Agreement;

(vi) the Executive’s engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or any of its affiliates or which violates any material provisions of Section 5 hereof; or

(vii) the Executive’s commission of any fraud against the Company or any of its affiliates or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Company’s Board of Directors or President to be so used or appropriated.

4.5.4 A “Change in Control” shall be deemed to have occurred if:

(i) any person, entity or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), other than the Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Act) of any voting security of the Company, and immediately after such acquisition such person, entity or group is, directly or indirectly, the beneficial owner of voting securities representing Fifty One Percent (51%) or more of the total voting power of all of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(ii) upon the first purchase of common stock of the Company pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

(iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in more than fifty one percent (51%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of all of the outstanding voting securities of the Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv) the stockholders of the Company shall approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of its assets and/or the Company’s business or material components thereof.

4.6 Survival of Certain Sections. Sections 2.2, 4.4.3, 4.4.4, 5, 9 and 17 of this Agreement will survive the termination of this Agreement.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1 The Executive agrees to execute and abide by the Proprietary Information Agreement attached hereto as Exhibit A.

5.2 The Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, processes, know how, strategies, marketing, and/or advertising plans or arrangements, developments, computer programs, sales, supplier, customer lists and information, service provider, vendor, employee lists and information, distributor, customer biographical information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”). Executive acknowledges that the Company has expended substantial time and money to create, acquire, gather and maintain the confidentiality of its Confidential and Proprietary Information. The Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by the Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company’s Board of Directors.

5.3 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized disclosure or use, that the Executive will not, either directly or through others, solicit or attempt to solicit any Company employee, consultant, independent contractor, agent, broker, client or customer to terminate his or her relationship with the Company. Executive expressly acknowledges that any attempt by Executive to disrupt the Company’s business relationships with its clients, customers or agents, that were the Company’s clients, customers or agents during the year immediately preceding Executive’s termination, would necessarily require the Executive to use or disclose the Company’s Confidential and Proprietary Information. Executive acknowledges that obtaining proof of such use or disclosure, however, would be extremely difficult for the Company to obtain. Executive further acknowledges that the harm done to the Company by the use or disclosure of its Confidential and Proprietary Information while significant, may be difficult to assess, thereby necessitating the restrictions provided herein and that given the harm that could be caused to the Company by such disclosure or use, the restrictions provided herein are reasonable and necessary; and would not prevent, harm or impede the Executive from engaging in Executive’s chosen profession.

6.	EXPENSES

6.1 Reimbursement. The Company shall promptly reimburse Executive for all reasonable business expenses, incurred by Executive in promoting the business of the Company, including expenditures for entertainment and travel. Each business expense shall be reimbursable only if Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8.	NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or the Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Asianada, Inc.
2121 Avenue of the Stars
Suite 2550
Los Angeles, California 90067

If to the Executive:	Jeffrey A. Schwartz
23679 Calabassas Road
Suite 773
Calabassas, California 91302

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.	CONFIDENTIALITY OF TERMS.

Executive acknowledges that Executive has been informed by the Company that the Company would suffer irreparable harm if any of the terms of this Agreement were disclosed to any Company employee or any third party. Executive agrees not to disclose the terms of this Agreement to any other person or entity without the express prior written consent of the Company’s Board of Directors. This Section 9 is a material term of this Agreement. If Executive breaches this Section 9: (a) the Company may reduce or terminate the amount of Base Salary owing or payable under this Agreement; and/or (b) the Company may exercise any rights it has under this Agreement including, without limitation, terminating this Agreement pursuant to Section 4.1.2.

10.	POLICIES AND PROCEDURES.

Executive agrees to strictly comply with all of the Company’s policies and procedures that may be in effect from time to time, including, without limitation, the Company’s Expense Reimbursement Policies and Procedures, the Company’s Conflict of Interest Policies and Procedures, the Company’s Harassment in the Workplace Policy, and the Company’s Equal Opportunity Policies and Procedures, if any, and to fulfill all such duties and requirements set forth therein.

11.	CHOICE OF LAW.

This Agreement is made in Los Angeles, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

12.	INTEGRATION.

This Agreement contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

13.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and an executive officer of the Company (other than Executive).

14.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any term, word, phrase or provision of this Agreement shall not render any other term, word, phrase or provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term, word, phrase or provision with a valid and enforceable term, word, phrase or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, word, phrase or provision.

16.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged, and has had the opportunity to consult with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

17.	REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any person or entity.

18.	COUNTERPARTS.

This Agreement may be executed via facsimile or PDF and in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

19.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

20.	ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

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21.	ARBITRATION. ARBITRATION.

21.1 Arbitrable Claims. All disputes between Executive (and Executive’s attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Executive’s employment or the termination of Executive’s employment, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section 21. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Family Medical Leave Act as well as all claims under any applicable state or federal statute including but not limited to the California Labor Code, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

21.2 Procedure. Arbitration of Abitrable Claims shall be in accordance with the then existing JAMS Rules for the Resolution of Employment Disputes, as amended (“JAMS Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the JAMS Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the JAMS office located nearest to Irvine, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 21.

21.3 Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party shall notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable, except as set forth herein. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award. The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law. Except as set forth herein, the arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

21.4 Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff All documents filed with the arbitrator or with a court shall to the extent allowed by law be filed under seal. The Parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection 21.4 concerning confidentiality.

21.5 Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section 21 shall survive the termination of Executive’s employment and the expiration of this Agreement.

21.6 Exception for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 21 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.

21.7 JAMS Appeal. The Parties also hereby agree to the JAMS Optional Appeal Procedures in the event either Party wishes to appeal any aspect of the original single arbitrator’s award pursuant to Section 21.3 herein.

21.7.1 The appeal panel will consist of three neutral members unless the Parties agree that there will be one neutral member. Upon the filing of an appeal in accordance with Section 20.7.2 below, the JAMS case manager will recommend to the Parties an appeal panel and will make any disclosures that are mandated by applicable law regarding the candidates for the appeal panel. The case manager will seek the agreement of the Parties as to the selection of the appeal panel members. If the Parties do not agree on the composition of the appeal panel within seven (7) calendar days of having received the case manager recommendations for the appeal panel the JAMS case manager will appoint an appeal panel.

21.7.2 The Procedure for filing and arguing an appeal shall be as follows:

(i) any Party may appeal an arbitration award that has been rendered pursuant to Section 21.3 herein and has become final. The appeal must be served, in writing, to the JAMS case manager and on the opposing Party within fourteen (14) calendar days after the arbitration award has become final. The letter or other writing evidencing the appeal must specify those elements of the arbitration award that are being appealed and must contain a brief statement of the basis for the appeal.

(ii) Within seven (7) calendar days of the service of the appeal, the opposing Party may serve on the JAMS case manager and on the opposing Party a cross-appeal with respect to any element of the arbitration award. The letter or other writing evidencing the cross-appeal must specify those elements of the arbitration award that are being appealed and must contain a brief statement of the basis for the cross-appeal.

(iii) The record on appeal will consist of the stenographic or other record of the arbitration hearing and all exhibits, deposition transcripts, and affidavits that had been accepted into the record of the arbitration hearing by the original arbitrator selected per Section 21.3. The Parties will cooperate with the JAMS case manager in compiling the record on appeal, and the JAMS case manager will provide the record to the appeal panel. No evidence not previously accepted by the original arbitrator will be considered by the appeal panel, unless the basis of the appeal is non-acceptance by the original arbitrator of certain evidence or unless the appeal panel determines that there is good cause to re-open the record pursuant to the applicable JAMS Arbitration Rules.

(iv) The Parties may elect to rely on the memoranda or briefs previously submitted to the original arbitrator. In the absence of such election, the JAMS case manager will obtain the agreement of the Parties on a briefing schedule. If no agreement is reached, the JAMS case manager will set a reasonable briefing schedule.

(v) The appeal panel will conduct an oral argument if all Parties request such argument or may conduct oral argument, in complex cases or unusual circumstances, on its own initiative. If there is to be oral argument, the JAMS case manager will obtain the agreement of the Parties on both the date of such argument and the duration, including the allocation of time. In the absence of agreement, the appeal panel will set the date and duration of the oral argument, including the allocation of time.

21.7.3 Once an appeal has been timely filed, the arbitration award is no longer considered final for purposes of seeking judicial enforcement, modification or vacating pursuant to the applicable JAMS Arbitration Rules.

21.7.4 The appeal panel will apply the same standard of review that the first-level appellate court in the applicable California jurisdiction would apply to an appeal from the trial court decision. The appeal panel will respect the evidentiary standard set forth in Rule 22(d) of the JAMS Comprehensive Arbitration Rules, as amended. The appeal panel may affirm, reverse or modify an award. The appeal panel may not remand to the original arbitrator, but may re-open the record in order to review evidence that had been improperly excluded by the original arbitrator or evidence that is now necessary in light of the panel’s interpretation of the relevant substantive law. A three-member appeal panel will make its decision by majority vote and, absent good cause for an extension, will issue the decision within twenty-one (21) calendar days of the date of either oral argument, the receipt of the new evidence or receipt of the record and of all briefs, whichever is applicable or later. The appeal panel’s decision will consist of a written statement, unless all Parties agree otherwise.

21.7.5 If a Party refuses to participate in the appeal procedure set forth herein after having agreed to do so, the appeal panel will maintain jurisdiction over the appeal and will consider the appeal as if all Parties were participating, including retaining the authority to modify any arbitration award or element of an arbitration award that had previously been entered in favor of the non-participating Party, assuming it finds that the record, after application of the appropriate standard of appeal, justifies such action.

21.7.6 After the appeal panel has rendered a decision, JAMS will issue the decision by serving copies on the Parties. Service will be deemed effective five (5) calendar days after deposit in the U.S. Mail. Upon service of the appeal panel decision, the arbitration award will be final for purposes of judicial review.

21.8 Severability. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.

I have read Section 21 herein and irrevocably agree to arbitrate any dispute as identified above. /s/ JS            (Executive’s Initials).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above.

ASIANADA, INC.

By:	/s/ Charles Bentz
Name:	Charles Bentz
Title:	Chief Financial Officer

/s/ Jeffrey Schwartz
Jeffrey Schwartz